RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                PMC-SIERRA, INC.


         The undersigned, John W. Sullivan, certifies that:

         1. He is the duly elected and acting Chief Financial Officer and Assistant Secretary of PMC-Sierra, Inc., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of Delaware on May 2, 1997.

         2. The Certificate of Incorporation of PMC-Sierra, Inc. is restated in full to read as follows:


                                   ARTICLE I

         The name of this corporation is PMC-Sierra, Inc. (the "Corporation").


                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE III

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.


                                   ARTICLE IV

         This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The Corporation is authorized to issue a total of 905,000,000 shares. 900,000,000 shares shall be Common Stock, par value $0.001, and 5,000,000 shares shall be Preferred Stock, par value $0.001.

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock; and to fix the number of shares of any series of Preferred Stock; and to increase, or to decrease (within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting the decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

              (a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

              (b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

              (c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

              (d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

              (e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

              (f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

              (g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

              (h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

              (i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Restated Certificate of Incorporation.


                                    ARTICLE V

         The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.


                                   ARTICLE VI

         The Corporation is to have perpetual existence.


                                  ARTICLE VII

         1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         2. Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

         3. Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.


                                  ARTICLE VIII

         In the event any shares of Preferred Stock shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by the Corporation.


                                   ARTICLE IX

         Holders of stock of any class or series of this Corporation shall be entitled to cumulate their votes for the election of directors pursuant to
Section 214 of the Delaware General Corporation Law.


                                   ARTICLE X

         1. Number of Directors. The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

         2. Election of Directors. Elections of directors need not be by written ballot unless demanded by any stockholder at the meeting and before the voting has begun or the Bylaws of the Corporation shall so provide.


                                   ARTICLE XI

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.


                                   ARTICLE XII

         The stockholders of the Corporation shall not act by written consent, except solely to call a special meeting of the stockholders in accordance with the following procedures:

              (a) Upon request by written consent of holders of a majority of the outstanding shares, containing the information described below, sent by registered mail to the president or chief executive officer, the board of directors shall determine a place and time for such meeting and a record date for the determination of stockholders entitled to vote at such meeting. Such time shall not be more than 75 days after determination of the validity of such request. The board of directors shall have no more than 10 days after receipt of such request to determine its validity. Following such receipt and determinations, the secretary shall give notice to the stockholders entitled to vote at such meeting that a meeting will be held at the place and time so determined.

              (b) The request by written consent shall state each action the requesting stockholders propose to take at such meeting. The board of directors may include other proposals to be considered at such meeting.

              (c) The requesting stockholders shall provide to the Corporation information regarding any material interest in the proposal held by the requesting stockholders and any other information that would be required to be disclosed in filings with the Securities and Exchange Commission in connection with the solicitation of proxies.


                                  ARTICLE XIII

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


                                      * * *

         3. The Board of Directors duly adopted a resolution setting forth the aforementioned Restated Certificate of Incorporation of the Corporation pursuant to Section 245 of the General Corporation Law of the State of Delaware.

         4. The aforementioned Restated Certificate of Incorporation of the Corporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended and supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         The undersigned further declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of his own knowledge.



Dated:  May 11, 2001             /s/ John W. Sullivan
                                 -----------------------------------------------
                                 John W. Sullivan
                                 Chief Financial Officer and Assistant Secretary